UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 6, 2022

Energy Services of America Corporation

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-32998	20-4606266
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

75 West 3rd Ave., Huntington, West Virginia	25701
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:	(304) 522-3868

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Ticker symbol(s)	Name of each exchange on which registered
Common Stock, Par Value $0.0001	ESOA	Nasdaq Stock Market, LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a material definitive agreement.

On April 6, 2022, Energy Services of America Corporation’s (the “Company”) newly formed wholly owned subsidiary, Tri-State Paving Acquisition Company (“Tri-State Paving Acquisition” or “Buyer”), a West Virginia corporation, entered into an Asset Purchase Agreement (the “Agreement”) with Tri-State Paving & Sealcoat, LLC (“Tri-State Paving”), a West Virginia corporation located in Hurricane, West Virginia.

Pursuant to the Agreement, Tri-State Paving Acquisition will acquire substantially all the assets of Tri-State Paving for $7.5 million in cash, a $1.0 million Promissory Note (“Note”), and $1.0 million in the Company’s Common Stock. The transaction will be subject to customary closing conditions and has been approved by Tri-State Paving’s sole shareholders, David and Un Kyung Corns (“Sellers”). The Company expects the transaction will close on April 29, 2022 (the “Closing Date”).

David Corns will continue his role as President of the Company’s new subsidiary. As part of the Agreement, Mr. Corns agreed to a thirty-six (36) month Executive Officer Employment Agreement and a sixty month (60) Non-Competition Agreement.

As part of the Agreement, the Buyer entered into a four-year, $1.0 million Note with the Sellers that requires $250,000 principal installment payments on or before the end of each twelve (12) full calendar month period beginning on the date of the Note. Interest payments due shall be calculated on the principal balance remaining and shall be at the rate of 3.5%

Additionally, the Sellers will receive $1.0 million of the Company’s Common Stock with 52% to be issued to Un Kyung Corns and 48% to David Corns pursuant to certain exemptions under The Securities Act of 1933. The market value shall be determined by averaging the daily closing prices as reported on Nasdaq Capital Market during the ten (10) consecutive days on which shares are traded immediately prior to two business days immediately prior to the Closing Date. As additional consideration, if the share price of the Common Stock is below a closing asking price of $1.50 per share on the date 180 days after issuance, the Company shall pay the Sellers the difference between $1.50 and the market value for each share of Common Stock. Payment would be made within thirty (30) days after Sellers make written demand.

Within ten (10) days after execution of the Agreement, Sellers shall exercise their option to purchase the leased office property in Hurricane, WV and will make diligent efforts to conclude the transaction prior to the Closing Date. Upon acquisition of the office property the Sellers and Buyer shall enter into a three-year lease at $7,000 per month. The Buyer shall have an option to purchase the property for $950,000 for the term of the lease and will be credited $1,000 per month toward the purchase price for each month it occupies the office property and pays rent.

The foregoing summary of the Agreement is not complete and is qualified in its entirety by reference to the complete text of the Agreement, which is filed as Exhibit 2.1 to this Current Report on Form 8-K and incorporated by reference herein.

Item 9.01 Financial Statements and Exhibits

(c) Exhibits

Exhibit 2.1 Asset Purchase Agreement dated April 6, 2022

Exhibit 104 Cover Page Interactive Data File (embedded within the Inline XBRL document)

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

ENERGY SERVICES OF AMERICA CORPORATION

DATE: April 11, 2022	By:	/s/ Charles Crimmel
Charles Crimmel
Chief Financial Officer